Exhibit 99.1

Media Relations:	Investor Relations:
Chris Faust	Alon Kutai
FastLane Communications	ProActive Newsroom
973-582-3498	212-828-7373
cfaust@fast-lane.net	Akutai@proactivecrg.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Reports Fourth Quarter and Fiscal 2010 Financial Results

-- Achieves Positive Cash Flows from Operating Activities (Before Changes in Working Capital) for the Second Consecutive Quarter --
-- Revenues Increase 8.9% to $4.1 Million in Q4 --

POMPANO BEACH, FL – January 7, 2011 – Onstream Media Corporation (NASDAQ: ONSM), a leading online service provider of live and on-demand Internet broadcasting, corporate web communications and virtual marketplace technology, announced today its financial results for the three- and twelve-month periods ended September 30, 2010.

Q4 Financial Highlights:
•	For the first time in its history, Onstream achieved two consecutive quarters of positive cash flows from operating activities (before changes in current assets and liabilities).
•	Revenues for the fourth quarter of fiscal 2010 (Q4FY10) increased 8.9% to approximately $4.1 million from approximately $3.7 million in the fourth quarter of fiscal 2009 (Q4FY09).
•	Gross margin increased to approximately $2.7 million, or 66.3% of revenues, in Q4FY10 as compared to $2.3 million, or 62.7% of revenues, in Q4FY09.
•
Cash flow from operating activities (before changes in current assets and liabilities) was approximately $44,000 in Q4FY10 and $188,000 in the immediately preceding third quarter of fiscal 2010 as compared to a negative (cash used) of approximately $415,000 in Q4FY09.

•
Compensation and other general and administrative expenses (which excludes impairment loss on goodwill and depreciation and amortization expense) decreased 11.3% to approximately $2.9 million in Q4FY10 from approximately $3.3 million in Q4FY09.

Fiscal 2010 Financial Highlights:
•
Total revenues were approximately $16.7 million for the fiscal year ended September 30, 2010 (FY10), a decrease of approximately $233,000, or 1.4%, from fiscal 2009, primarily due to a decline in Audio and Web Conferencing Services Group revenues.

•	However, Digital Media Services Group revenues, which includes Webcasting and DMSP and hosting services, increased to approximately $7.9 million in fiscal 2010, a 1.6% increase from fiscal 2009.
•	Gross margin for fiscal 2010 was approximately $11.1 million, a 2.7% decrease compared to fiscal 2009, and mostly from the revenue decrease in the same period.
•
Consolidated operating expenses were approximately $19.2 million in fiscal 2010, a 15.5% decrease from fiscal 2009, primarily due to a reduction in compensation expense and depreciation and amortization expense.

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•	Compensation expense and depreciation and amortization expense decreased by $1.5 million and $1.3 million, respectively, in fiscal 2010 compared to the prior fiscal year.
•
Consolidated net loss for fiscal 2010 decreased 21% to approximately $9.3 million, or $1.20 loss per share, compared to a net loss of approximately $11.8 million, or $1.63 loss per share, in fiscal 2009.

•	The decreased net loss was primarily due to the reductions in compensation expense and depreciation and amortization expense.
•	Onstream’s cash and cash equivalents were approximately $825,000 at September 30, 2010, up from approximately $541,000 at September 30, 2009 (and approximately $337,000 at June 30, 2010).

Operational Developments
•
MarketPlace365™ (MP365), which enables the creation of on-line virtual marketplaces, trade shows and social communities, was officially launched in July 2010 and has four active customers - SUBWAY ®., Home Service Expo, Green Light Expo, and ProActive Capital Forum.

•	In addition to four active MP365 promoters, Onstream has entered into MP365 promoter contracts covering 18 other marketplaces, several of which we anticipate to launch in the coming weeks.
•
Onstream also has signed a number of MP365 resellers, including Tarsus Group plc, who agreed to market MP365 to more than 19,000 trade shows and 2,000 suppliers of its Trade Show News Network. Other MP365 agent agreements signed in fiscal 2010 include: Trade Show Exhibitors Association; AMC Institute; and Conventions.net.

•	Revenues from the government related contracts previously announced by Onstream increased in fiscal 2010, to an aggregate of approximately $509,000, a 58.1% increase compared to fiscal 2009.
•
In September 2010, Onstream received net cash proceeds of $824,044 from Lincoln Park Capital Fund, LLC (“LPC”) in exchange for the issuance of securities equivalent to 770,000 shares of Onstream common stock.

•
In October 2010, Ari Kestin was appointed as Executive Vice President and General Manager of Onstream's Webcasting division. In his new role with the Webcasting division, Mr. Kestin will be responsible for all client-facing activities, sales and marketing, operations, partnerships, product and application development within the division. Mr. Kestin will also continue as President of the Infinite Conferencing, a wholly owned subsidiary of Onstream.

Management Commentary & Outlook

Randy Selman, President and Chief Executive Officer of Onstream Media, said, “Despite historically lower fourth quarter revenues due to seasonality and overall challenging economic conditions, Onstream posted revenue increases in its fourth quarter, as compared to the comparable prior year period. We also achieved a new milestone - for the first time in our history, we posted two consecutive quarters of positive cash flow from operating activities, before working capital changes. We continue to control our expenses, and are pleased to have closed on an equity financing that can help fuel the growth of our latest innovation, MarketPlace365. In addition to a number of reseller agreements for MP365, we have more than 50 promoter prospects in the pipeline with at least 15 expected to be added by the end of the second fiscal 2011 quarter. As our sales and marketing efforts reach a more global audience through our MP365 reseller agreements, we expect that revenues from MP365 will contribute a more meaningful part of our overall operating results, and can continue our trend of positive cash flows.”

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Selman added, “In addition to MarketPlace365, we are equally excited about our new Adobe Flash capability in our proprietary Visual Webcasting platform.  We expect to increase sales by delivering webcasts to the growing and large numbers of Google Android-based mobile users as well as creating a dynamic new flash based webcasting application for our enterprise customers. Our goal is to create long term customers, generating recurring revenue, due to our comprehensive offering of digital media services, communications, social networking, lead generation and quality customer service, all provided by a single provider.. Our business has seen a turning point in fiscal 2010, and we believe we will continue to improve our top, and bottom, line in 2011.”

Teleconference

Onstream Media will hold a conference call to discuss its fourth quarter and fiscal 2010 financial results on Monday, January 10, 2011 at 4:30PM Eastern Time. Interested parties should dial 888-645-4404 or 201-604-0169 approximately 10 to 15 minutes prior to the start of the call and may also listen to and view the presentation live online at http://www.visualwebcaster.com/event.asp?id=75038. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=75038.

About Onstream Media
Onstream Media Corporation (NASDAQ:ONSM) is a leading, online, service provider of live and on-demand Internet broadcasting, corporate web communications and virtual marketplace technology. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost-effective tools for encoding, managing, indexing, and publishing content via the Internet. The company's MarketPlace365™ solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost-effectively self-deploy their own online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, BT Conferencing, Qwest and Trade Show News Network (TSNN). For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Financial Tables Follow

EX-99.1-3

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended		Three Months Ended
	Sept 30,		Sept 30,
	2010	2009	2010	2009
REVENUE:			(unaudited)	(unaudited)
Smart encoding - hosting	1,013,583	759,792	211,772	171,184
DMSP	1,023,754	945,905	257,453	232,344
DMSP and hosting	2,037,337	1,705,697	469,225	403,528
Webcasting	5,741,022	5,670,364	1,290,808	1,184,837
Smart encoding (excluding hosting)	51,084	288,718	3,930	40,750
Travel production and distribution	31,675	75,576	10,325	10,950
DIGITAL MEDIA SERVICES	7,861,118	7,740,355	1,774,288	1,640,065
Infinite Conferencing	6,831,900	7,098,993	1,793,131	1,606,593
Network usage	1,876,116	1,992,935	460,181	460,431
Network equipment sales and rentals	124,972	94,670	32,941	21,176
AUDIO AND WEB CONFERENCING	8,832,988	9,186,598	2,286,253	2,088,200
Total revenue	16,694,106	16,926,953	4,060,541	3,728,265

COSTS OF REVENUE:
Smart encoding - hosting	691,644	267,643	152,451	82,673
DMSP	206,628	289,628	32,153	61,318
Webcasting	1,541,171	1,676,937	375,883	347,531
Smart encoding (excluding hosting)	279,690	419,252	60,248	92,377
Travel production and distribution	11,447	14,120	175	5,115
Infinite Conferencing	1,986,328	1,928,103	529,940	594,182
Network usage	797,849	863,621	200,783	204,742
Network equipment sales and rentals	56,883	34,229	15,947	3,075
Total costs of revenue	5,571,640	5,493,533	1,367,580	1,391,013

GROSS MARGIN	11,122,466	11,433,420	2,692,961	2,337,252

OPERATING EXPENSES:
General and administrative:
Compensation	8,276,677	9,803,158	1,908,477	2,380,084
Professional fees	2,015,249	1,268,608	482,843	363,933
Other	2,262,848	2,436,101	531,130	551,664
G/A Subtotal	12,554,774	13,507,867	2,922,450	3,295,681
Impairment loss on goodwill	4,700,000	5,500,000	1,600,000	—
Write off deferred acquisition costs	—	504,738	—	(35,269)
Depreciation and amortization	1,923,460	3,195,291	385,731	639,455
Total operating expenses	19,178,234	22,707,896	4,908,181	3,899,867

Loss from operations	(8,055,768)	(11,274,476)	(2,215,220)	(1,562,615)

OTHER (EXPENSE) INCOME:
Interest expense	(1,376,176)	(651,464)	(413,532)	(198,697)
Other (expense) income, net	151,372	95,155	23,271	61,090

Total other (expense) income, net	(1,224,804)	(556,309)	(390,261)	(137,607)

NET LOSS	(9,280,572)	(11,830,785)	(2,605,481)	(1,700,222)

Weighted Average Common shares	7,726,575	7,246,080	7,997,154	7,346,378
Ending Common Shares	8,384,570	7,388,783	8,384,570	7,388,783
Loss per share	$(1.20)	$(1.63)	$(0.33)	$(0.23)

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	September 30, 2010	September 30, 2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$825,408	$541,206
Accounts receivable, net of allowance for doubtful accounts	2,805,420	2,189,252
Prepaid expenses	316,591	356,963
Inventories and other current assets	125,000	198,960
Total current assets	4,072,419	3,286,381

PROPERTY AND EQUIPMENT, net	2,854,263	3,083,096
INTANGIBLE ASSETS, net	1,284,524	2,499,150
GOODWILL, net	12,396,948	16,496,948
OTHER NON-CURRENT ASSETS	104,263	118,398
Total assets	$20,712,417	$25,483,973
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,553,366	$2,384,344
Accrued liabilities	1,199,019	1,199,843
Amounts due to directors and officers	242,065	229,908
Deferred revenue	141,788	163,198
Notes and leases payable – current portion, net of discount	1,904,214	1,615,891
Convertible debentures, net of discount	1,626,796	—
Series A-12 Convertible Preferred stock – redeemable portion, net	—	98,000
Total current liabilities	7,667,248	5,691,184
Notes and leases payable, net of current portion and discount	120,100	505,061
Convertible debentures, net of discount	815,629	1,109,583
Detachable warrants, associated with sale of common shares and Series A-14	386,404	—
Total liabilities	8,989,381	7,305,828

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-12 Redeemable Convertible Preferred stock, par value $.0001 per share, authorized 100,000 shares, -0- and 70,000 issued and outstanding, respectively	—	7
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, 35,000 and -0- issued and outstanding, respectively	3	—
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, 420,000 and -0- issued and outstanding, respectively	42	—
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 8,384,570 and 7,388,783 issued and outstanding, respectively	838	739
Additional paid-in capital	135,453,812	132,299,589
Unamortized discount	(297,422)	(12,000)
Accumulated deficit	(123,434,237)	(114,110,190)
Total stockholders’ equity	11,723,036	18,178,145

Total liabilities and stockholders’ equity	$20,712,417	$25,483,973

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